EXHIBIT 10.32

January 6, 2012

Mr. Jamie Tseng
jamie_tseng@sbcglobal.net

Re: Offer of Employment as Senior Vice President and Managing Director, China Office

Dear Mr. Tseng:

It is our pleasure to extend to you on behalf of Pacific Energy Development Company Corp. (the “Company”), an offer of full-time employment (forty (40) hours per week) as the Company’s Senior Vice President and Managing Director, China, commencing as of October 1, 2011, and, effective January 1, 2012, the additional office of Chief Financial Officer of the Company, in accordance with the terms and conditions contained in this letter agreement (the “Agreement”), the adequacy and sufficiency of which are hereby acknowledged:

1. DUTIES. The Company requires that you be available to perform the duties of Senior Vice President and Managing Director, China, and Chief Financial Officer (effective January 1, 2012), customarily related to these functions as may be determined and assigned by the Chief Executive Officer.  Subject to the terms of this Agreement, the Company shall have the right, to the extent the Company from time to time reasonably deems necessary or appropriate, to change your position, or to expand or reduce your duties and responsibilities. You will report to the Chief Executive Officer and you agree to devote as much time as is necessary to discharge and perform completely the duties described in this Section 1, and perform such other duties as the Chief Executive Officer may from time to time assign to you.  Your position will be a “work from home” position, and you shall perform all your duties remotely from your home (or other location in your sole discretion).

2. TERM. The term of this Agreement shall commence on October 1, 2011, and shall continue until your employment is terminated by the Company or by you.

3. COMPENSATION. For all services to be rendered by you to the Company in any capacity hereunder, the Company agrees to pay you the following compensation:

a.
During the term of your employment with the Company you will initially be paid a base salary of $60,000 per annum for this exempt position, paid bi-monthly in arrears in accordance with the customary payroll practices of the Company.  Effective January 1, 2012, and in connection with your assumption of the Chief Financial Officer position of the Company, your base salary shall increase to $120,000 per annum.

9000 Crow Canyon Road, Danville, CA 94506      Tel: (925) 203  5699    Fax: (9125) 403  0703
Email:contact@pacificenergydevelopment.com

Mr. Jamie Tseng

b.
You will be entitled to receive a grant of Company equity (membership units and/or options exercisable for membership units) if and when the Company adopts an employee equity incentive plan, which grant shall be subject to approval of the Company’s Board of Managers (the “Board”) and issuable in the sole discretion of the Board.

c.	You will also be entitled to participate in the Company’s 401(k) savings program upon its adoption by the Company.

You agree that if any payment of compensation paid to you by the Company or any affiliate, whether under this Agreement or otherwise, results in income or wages to you for federal, state, local or foreign income, employment or other tax purposes with respect to which the Company or any affiliate has a withholding obligation, the Company and its affiliates are authorized to withhold from such payment and any other cash, stock, property or other remuneration then or thereafter payable to you in any capacity any tax required to be withheld by reason of such income or wages.

4. EMPLOYEE BENEFITS

a.
You shall be eligible to participate in the employee benefit plans, programs and policies maintained by the Company for similarly situated employees in accordance with the terms and conditions of such plans, programs, and policies as in effect from time to time.

b.
In accordance with and subject to the terms of the Company’s expense reimbursement policy, the Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you in the performance of your services hereunder upon the presentation of expense statements or vouchers or such other appropriate supporting information as the Company may reasonably require of you.

c.
You will be entitled to up to five (5) weeks of paid vacation per annum (pro-rated for partial years of service) in addition to the normal statutory holidays, provided, however, that vacation is to be taken at such times and intervals as may be agreed by the Company having regard to your workload and needs of the Company.

5. CONFIDENTIALITY. You acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, you will necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). In accepting this offer, you covenant not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.  The obligations set forth in this paragraph shall survive any termination of this Agreement and your employment relationship with the Company.

6. CONFLICTS OF INTEREST; COMPLIANCE WITH LAW.  You covenant and agree that you will not receive and have not received any payments, gifts or promises and you will not engage in any employment or business enterprises that in any way conflict with your service and the interests of the Company or its affiliates. In addition, you agree to comply with the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries.  Further, you shall not make any payments, loans, gifts or promises or offers of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of any government or to any other person if you know, or have reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries.  By signing this Agreement, you acknowledge that you have not made and will not make any payments, loans, gifts, promises of payments, loans or gifts to or for the use or benefit of any official or employee of any government or to any other person which would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries.

Mr. Jamie Tseng

7. AT-WILL EMPLOYMENT.  You should understand that your employment with the Company may be terminated by you or the Company at any time and for any reason.  No provision of this Agreement or any other agreement with the Company shall be construed to create a promise of employment for any specific period of time.  This Agreement supersedes in its entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

8. TERMINATION.  With or without cause, you and the Company may each terminate this Agreement at any time upon thirty (30) days written notice, and the Company will be obligated to pay you the compensation and expenses due up to the date of the termination.

9. AUTHORIZATION TO WORK.  This offer is conditioned upon the following:  (1) you presenting evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the Form I-9 required by law; (2) satisfactory completion of a background and reference check; and (3) passing the required pre-employment drug test, if and as applicable.

10. EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

11. NOTICE. Any and all notices referred to herein will be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s office address in Danville, California.

12. GOVERNING LAW. This Agreement will be interpreted in accordance with, and the rights of the parties hereto will be determined by, the laws of the State of California without reference to that state’s conflicts of laws principles.

13. ASSIGNMENT. The rights and benefits of the Company under this Agreement will be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns.  Your duties and obligations under this Agreement are personal and therefore you may not assign any right or duty under this Agreement without the prior written consent of the Company.

14. ARBITRATION AND GOVERNING LAW. ANY UNRESOLVED DISPUTE OR CONTROVERSY BETWEEN YOU AND THE COMPANY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION, CONDUCTED IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. THE PARTIES SHALL EQUALLY DIVIDE AND PAY THE ADMINISTRATIVE COSTS OF ANY ARBITRATION UNDER THIS AGREEMENT, INCLUDING THE ARBITRATOR’S FEES. THE ARBITRATOR SHALL NOT HAVE THE AUTHORITY TO ADD TO, DETRACT FROM, OR MODIFY ANY PROVISION HEREOF. THE ARBITRATOR SHALL HAVE THE AUTHORITY TO ORDER REMEDIES WHICH YOU COULD OBTAIN IN A COURT OF COMPETENT JURISDICTION. A DECISION BY THE ARBITRATOR SHALL BE IN WRITING AND WILL BE FINAL AND BINDING. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S AWARD IN ANY COURT HAVING JURISDICTION. THE ARBITRATION PROCEEDING SHALL BE HELD IN SAN FRANCISCO, CALIFORNIA, UNITED STATES OF AMERICA. NOTWITHSTANDING THE FOREGOING, THE COMPANY SHALL BE ENTITLED TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF FROM ANY COURT OF COMPETENT JURISDICTION, WITHOUT THE NEED TO RESORT TO ARBITRATION IN THE EVENT THAT YOU VIOLATE SECTION 5 OF THIS AGREEMENT. THIS AGREEMENT SHALL IN ALL RESPECTS BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF CALIFORNIA.

Mr. Jamie Tseng

15. MISCELLANEOUS. If any provision of this Agreement will be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of the this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

16. ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

18. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Remainder of Page Left Blank Intentionally]

If you are in agreement with the terms set forth herein, please sign below.

Yours truly,

PACIFIC ENERGY DEVELOPMENT CORP.

/s/ Frank C. Ingriselli
Frank C. Ingriselli
President and Chief Executive Officer

Agreed and Accepted January 1, 2012

/s/ Jamie Tseng
Jamie Tseng
Address: 1843 Las Lanas Ln, Fullerton, CA 92833

4125 Blackhawk Plaza Circle, Suite 201A, Danville, CA 94506    T: (925) 203 5699    F: (925) 403 0703    www.PacificEnergyDevelopment.com